Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders of

Teekay LNG Partners L.P.

We consent to the use of:

(a)	our audit reports dated April 25, 2017, with respect to the consolidated balance sheets of Teekay LNG Partners L.P. and subsidiaries (the “Partnership”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and changes in total equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016; and

(b)	our audit report dated April 21, 2015, with respect to the consolidated statements of financial position of Exmar LPG BVBA as of December 31, 2014, the consolidated statements of income and comprehensive income, equity, and cash flows for the year ended December 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information;

which reports appear in the December 31, 2016 Annual Report on Form 20-F of the Partnership incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

October 16, 2017